(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP NO. o


                                     UBS AG

                           MEDIUM-TERM NOTES, SERIES A
                                 --------------

                     VARIABLE RATE CREDIT LINKED NOTES DUE o
                           (Linked to the credit of o)
                                 --------------

         The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

PRINCIPAL AMOUNT:  $o

REFERENCE ENTITY:  o

STATED MATURITY DATE:  o

ORIGINAL ISSUE DATE:  o

INTEREST RATE:  1-month LIBOR plus o% per annum

INITIAL INTEREST RATE:  o% (including spread)

INTEREST PAYMENT DATES:  The o of each month, commencing o.

INTEREST DETERMINATION DATES: Second London Business Day preceding the Interest Reset Date.

BOOKING BRANCH:  Jersey Branch

INTEREST RESET DATES:  The o day of each month, commencing o.

REGULAR RECORD DATE: Fifteenth calendar date next preceding the Interest Payment Date.

POSTPONEMENT OF STATED MATURITY DATE: If this Security is subject to early redemption due to a Credit Event with respect to the Reference Entity, the Stated Maturity Date will be postponed, if necessary, to permit the Calculation Agent to calculate the Redemption Price, as provided in Section 7. The Stated Maturity Date will not be postponed beyond o.

SPECIFIED CURRENCY:  Principal and interest payments in U.S. Dollars only.

DEFEASANCE: Neither full defeasance nor covenant defeasance applies to this Security.

CALCULATION AGENT:  UBS Warburg LLC

                    (Face of Security continued on next page)

OTHER TERMS:

         All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

         "Bankruptcy" means that the Reference Entity (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) suffers an insolvency or inability or failure to pay its debts as they become due; (c) has a general assignment, arrangement or composition with or for the benefit of its creditors; (d) is instituting or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (h) causes or becomes subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified above.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close and is also a London Business Day.

         "Credit Event" means (a) a Bankruptcy, (b) an Obligation Acceleration,
(c) a Failure to Pay, or (d) a Restructuring.

         "Failure to Pay" means, after the expiration of any applicable grace period, the Reference Entity fails to pay when and where due required payments of at least $1 million (or an equivalent amount in another currency) on one or more of its Obligations, whether in the aggregate or individually.

         "Interest Period" means the period commencing on and including each Interest Payment Date and ending on and including the day preceding the next Interest Payment Date, with the exception that the first Interest Period shall commence on and include o.

                    (Face of Security continued on next page)

         "London Business Day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

         "Multiple Holder Obligation" means an Obligation that (i) at the time the Calculation Agent determines that a Credit Event has occurred, is held by more than three unaffiliated holders and (ii) with respect to which a percentage of holders (determined pursuant to the terms of the Obligation) at least equal to 66 2/3% is required to consent to the event which would otherwise constitute a Restructuring Event.

         "Obligation" means obligations in the form of a bond, note, certificated debt security or other debt security or documented by a term loan agreement, revolving loan agreement or other similar credit agreement, of the Reference Entity itself or another entity that are guaranteed by the Reference Entity.

         "Obligation Acceleration" means one or more Obligations are accelerated due to an event of default or similar event, other than a failure to make any required payment under one or more Obligations; provided, however, (a) the relevant Obligation(s) must have a face amount of at least $10 million (or an equivalent amount in another currency), and (b) the Obligation must not be repaid, and the default, event of default or similar event, must continue to exist, for at least a period of time equal to the greater of (i) 60 days and
(ii) the number of days ending on the next payment date with respect to the relevant obligation.

         "Publicly Available Information" means (a) information that reasonably confirms any of the facts relevant to the determination that a Credit Event has occurred and which (i) has been published in or on not less than two internationally recognized published or electronically displayed news sources (for example, Bloomberg Service, Dow Jones Telerate Service, Reuter Monitor Money Rates Services, Dow Jones News Wire, Wall Street Journal, New York Times, Financial Times and Nihon Keizai Shinbun), except that, if the Company or any of its affiliates is cited as the sole source of such information, then such information will not be considered Publicly Available Information unless the Company or its affiliate, as applicable, is acting in the capacity of a trustee, fiscal agent, administrative agent, clearing agent or paying agent for an Obligation of the Reference Entity; (ii) is information received in writing from
(A) the Reference Entity so long as the Reference Entity is not the sole holder of this Security or (B) a trustee, fiscal agent, administrative agent, clearing agent or paying agent for an Obligation of the Reference Entity; (iii) is information contained in any petition or filing instituting a bankruptcy, insolvency, winding-up or liquidation proceeding against or by the Reference Entity; or (iv) is information contained in any order, decree or notice, however described, of a court, tribunal, regulatory authority or similar administrative or judicial body. The Publicly Available Information need not state that the occurrence of a particular event with respect to the Reference Entity meets one or more of the elements of a Credit Event.

         "Restructuring" means the Reference Entity, or a government authority or a private entity charged with regulation of financial markets, agrees to or announces a binding change to one or more Obligations (which, for purposes of this paragraph only,

                    (Face of Security continued on next page) must be a Multiple Holder Obligation) with an aggregate face amount of at least $10 million (or an equivalent amount in another currency) that affects the timing or amount of interest payable on the Obligation, reduces the principal or premium payable on the Obligation at maturity or at scheduled redemption dates or changes the timing of such payments (a "Restructuring Event"); provided, however, that such a change will be a Credit Event only if it is not (i) provided for under the terms of the Obligation or (ii) due to an administrative adjustment; and provided, further, that the change must result directly or indirectly from a deterioration in the creditworthiness or financial condition of the Reference Entity.

         "Stated Maturity Date" means o.

         "Trade Date" means o.

                             -----------------------



         1. Promise to Pay Principal and Interest
            -------------------------------------

         UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the Principal Amount on the Stated Maturity Date and to pay interest thereon from the Original Issue Date, or from the most recent date to which interest has been paid or duly provided for, monthly in arrears on the fifth day of each month (an "Interest Payment Date") and on the Stated Maturity Date, commencing o, at the per annum rate of 1-month LIBOR (as defined below), as determined by the Calculation Agent, plus a spread of o%, until the principal of this Security is paid or made available for payment; provided, however, that if this Security is subject to early redemption due to a Credit Event with respect to the Reference Entity prior to the Stated Maturity Date, interest shall cease to accrue from and including the Credit Event Determination Date (as defined below) and the Company shall thereafter be obligated to pay only the Redemption Price (together with any accrued but unpaid interest to but excluding the Credit Event Determination Date) on the Redemption Date. Any installment of interest hereunder that is overdue at any time shall also bear interest (to the extent that payment of such interest shall be legally enforceable) at the rate per annum at which the principal then bears interest, from the date any such amount first become overdue until it is paid or made available for payment. Notwithstanding the foregoing, interest on any principal or installment of interest that is overdue shall be payable on demand.

         2. Payment of Interest

         The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date will, as provided in the Indenture, be paid to

                    (Face of Security continued on next page) the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the fifteenth calendar day (whether or not a Business Day) next preceding such Interest Payment Date. Any interest so payable, but not punctually paid or made available for payment, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and such Defaulted Interest may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

         3. Determination of Interest Rate
            ------------------------------

         The Calculation Agent will determine on each Interest Determination Date the interest rate that takes effect on the related Interest Reset Date in accordance with the following provisions.

         The per annum rate of interest for each Interest Period will be 1-month LIBOR on the Interest Determination Date relating to the Interest Reset Date immediately preceding the first day of such Interest Period plus a spread of o%. The base rate (the "Initial Base Rate") for the first Interest Period shall be o%. "1-month LIBOR" for each subsequent Interest Period will be determined by the Calculation Agent in accordance with the following provisions:

         (a) On each Interest Determination Date, the Calculation Agent will ascertain the offered rate appearing on the Telerate LIBOR Page (as defined below), as of 11:00 A.M., London time, on such Interest Determination Date for deposits of U.S. dollars for a period of one month beginning on the relevant Interest Reset Date.

         (b) If such rate does not appear on the Telerate LIBOR Page, then 1-month LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on such Interest Determination Date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: deposits of U.S. dollars for a period of one month beginning on the relevant Interest Reset Date and in a Representative Amount (as defined below). The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two quotations are provided, 1-month LIBOR for such Interest Determination Date will be the arithmetic mean of the quotations.

         (c) If fewer than two quotations are provided as described in clause
(b) above, 1-month LIBOR for such Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. in The City of New York, on such Interest Determination

                    (Face of Security continued on next page)

Date, by three major banks in The City of New York selected by the Calculation
Agent: loans of U.S. dollars for a period of one month beginning on the relevant Interest Reset Date and in a Representative Amount.

         (d) If fewer than three banks selected by the Calculation Agent are quoting as described in clause (c) above, 1-month LIBOR will be 1-month LIBOR in effect on such Interest Determination Date (or, in the case of the first Interest Reset Date, the Initial Base Rate).

         "Representative Amount" means an amount that, in the Calculation Agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

         "Telerate LIBOR Page" means Telerate Page 3750 or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed.

         "Telerate Page" means the display of Bridge Telerate, Inc., or any successor service, on the page or pages specified in the definition of Telerate Libor Page, or any replacement page or pages on that service.

         Notwithstanding the foregoing, the rate of interest that accrues on this Security shall not at any time be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

         4. Calculation of Interest
            -----------------------

         Payments of interest hereon with respect to any Interest Payment Date or at the Stated Maturity Date of the principal hereof will include interest accrued to but excluding such Interest Payment Date or such Stated Maturity Date, as the case may be. Accrued interest from the Original Issue Date or from the last date to which interest has been paid or duly provided for shall be calculated by the Calculation Agent by multiplying the Principal Amount by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factors calculated for each day from and including the Original Issue Date or from and including the last date to which interest has been paid or duly provided for, to but excluding the date for which accrued interest is being calculated. The interest factor for each such day shall be expressed as a decimal and computed by dividing the interest rate (also expressed as a decimal) in effect on such day by 360.

         5. Principal Amount
            ----------------

         The principal of this Security that becomes due and payable on the Stated Maturity Date shall be the Principal Amount hereof. The principal of this Security that becomes due and payable upon acceleration of the maturity hereof after an Event of Default has occurred pursuant to the Indenture shall be the Principal Amount unless a Credit Event Determination Date has occurred prior to the date of acceleration in which

                    (Face of Security continued on next page) event only the Redemption Price (together with any accrued but unpaid interest to the Credit Event Determination Date) shall be due and payable on the date to which the maturity hereof is accelerated. When the cash referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation.

         6. Redemption
            ----------

         If, in the opinion of the Calculation Agent, one or more Credit Events has occurred with respect to the Reference Entity, the Company may, at its option, upon not less than five Business Days' notice of redemption to the Holder of this Security, redeem this Security by paying the Redemption Price calculated as described below. Any such notice of redemption shall describe the Credit Event in reasonable detail and cite Publicly Available Information confirming the occurrence of such Credit Event, specify the Redemption Date and state the Redemption Price. The Redemption Price, if any, will be paid as soon as practicable and no later than ten days after delivery of the notice of redemption. The date as of which the Calculation Agent determines that a Credit Event has occurred is referred to herein as the "Credit Event Determination Date."

         The Calculation Agent shall determine the Redemption Price in the following manner: thirty calendar days after the Credit Event Determination Date, the Calculation Agent will for a period of three consecutive Business Days (commencing as of the thirty-first day or the first succeeding Business Day if such thirty-first day is not a Business Day) ask at least three dealers in Obligations of the Reference Entity to give their firm bids for the cash value of selected Obligations of the Reference Entity. The face amount of these Obligations must equal the Principal Amount of this Security. For this purpose, the Calculation Agent will select, in its sole discretion, one or more Obligations of the Reference Entity for valuation. The specific Obligations selected by the Calculation Agent are referred to as "Valuation Obligations" and they must: (a) rank at least equal in priority of payment with other senior unsecured obligations of the Reference Entity; (b) be payable only in U.S. Dollars; (c) not be repayable in an amount determined by reference to any formula or subject to any contingency; (d) bear interest at either a fixed or floating rate that is paid on a periodic basis and computed on a benchmark interest rate plus or minus a spread, if any; (e) with regard to any Credit Event other than a Restructuring Event, be transferable to institutional investors without any contractual, statutory or regulatory restriction (other than resale restrictions such as pursuant to Rule 144A or Regulation S under the Securities Act of 1933, as amended); (f) with regard to a Credit Event that is a Restructuring Event, be transferable or capable of being assigned or novated to one or more eligible transferees (e.g., a bank, insurance company, mutual fund or a corporation) without the consent of any party being required; (g) with regard to any Credit Event other than a Restructuring Event, have a remaining maturity from the Credit Event Determination Date of no greater than forty-four months; and (h) with regard to a Restructuring Event, have a remaining maturity not later than the date that is the earlier of thirty months following the date of the Restructuring Event and the final maturity date of the restructured obligation, but in any event no earlier than the

                    (Face of Security continued on next page)

Stated Maturity Date of this Security and no later than thirty months after the Stated Maturity Date of this Security.

         If there is more than one Obligation of the Reference Entity that satisfies the above criteria, the Calculation Agent may select one or more of such Obligations for valuation.

         On each of the three Business Days on which the calculation agent is required to seek bids on the Obligations of the Reference Entity, the Calculation Agent will seek quotations for the cash value of the Valuation Obligations at 11:00 A.M. New York City time. If on any such day more than three quotations are received, then the Redemption Price will be the arithmetic average of the quotations, ignoring the highest and lowest of such quotations. If on any such day exactly three quotations are received, the Redemption Price will be the quotation remaining after disregarding the highest and lowest quotations. If after seeking quotations on the third such day there are fewer than three quotations received, then the Calculation Agent will wait eighteen days and request quotations (commencing as of the nineteenth day or the first succeeding Business Day if such nineteenth day is not a Business Day) from dealers who were not previously asked to provide quotations (to the extent practicable) for a period of three consecutive calendar days. If the Calculation Agent once again receives fewer than three quotations on all three of those days then the Calculation Agent, acting in a commercially reasonable manner, will determine the Redemption Price by making a good faith estimate of the value of the Valuation Obligations, including using the weighted average of any firm quotations obtained in accordance with the above provisions, each for an amount of Obligations with a face amount of as large a size as available but less than the Principal Amount (but in any event not to be less than $1,000,000). Notwithstanding the above, the Calculation Agent is required to consider any firm bid offered by a reputable buyer that stands ready and able to execute a transaction at the quoted price that it is aware of. The Calculation Agent may determine that the Redemption Price is zero.

         7. Postponement of Stated Maturity Date
         ---------------------------------------

         If this Security is subject to early redemption due to a Credit Event, the maturity of this Security will be postponed, if necessary, to permit the Calculation Agent the number of days (as described in Section 6 above) from the Credit Event Determination Date to calculate and pay the Redemption Price; provided, however, that in no event will the Stated Maturity Date be postponed beyond o.

         8. Rounding in Calculations
            ------------------------

         All percentages resulting from any calculation on this Security will be rounded, if necessary, upward or downward, as appropriate to the next higher or lower one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)), and U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent or more being rounded upward.

                    (Face of Security continued on next page)

         9. Corporate Events with Respect to the Reference Entity
            -----------------------------------------------------

         If another entity assumes all or substantially all of the obligations of the Reference Entity by way of merger, consolidation, amalgamation, transfer or otherwise, then the Reference Entity, for the purpose of this Security, will be the new resulting entity.

         10. Role of Calculation Agent
             -------------------------

         The Calculation Agent will be solely responsible for all determinations and calculations regarding 1-month LIBOR and the rate of interest payable on this Security in respect of each Interest Period, whether a Credit Event has occurred, the solicitation of quotations, the calculation of the Redemption Price and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error all determinations and calculations made by the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

         The Company shall take such action as shall be necessary to ensure that there is at all relevant times a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as such agent. Insofar as this Security provides for the Calculation Agent to obtain prices or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are such agent, Affiliates of such agent or Affiliates of the Company.

         11. Payment
             -------

         Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and any such payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Determination Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that payment on the Stated Maturity Date or upon acceleration or redemption shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any

                    (Face of Security continued on next page) payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

         12. Holidays
             --------

         Notwithstanding any provision of this Security or of the Indenture, if any payment of principal or interest would otherwise be due on this Security on a day (the "Specified Day") that is not a Business Day, such payment may be made (or such principal or interest may be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the Specified Day. The provisions of this section shall apply to this Security in lieu of the provisions of Section 114 of the Indenture.

         13. Reverse of this Security
             ------------------------

         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         14. Certificate of Authentication
             -----------------------------

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


                    (Face of Security continued on next page)

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                            UBS AG

                                            By   ____________________________
                                                 Name:
                                                 Title:


                                            By   ____________________________
                                                 Name:
                                                 Title:


         This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:   _________________________

                                               U.S. BANK TRUST NATIONAL
                                               ASSOCIATION, AS TRUSTEE


                                            By_______________________________
                                                  Authorized Signatory

                              (Reverse of Security)

         This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities") issued and to be issued in one or more series under an Indenture, dated as of November 21, 2000 (herein called the "Indenture", which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

         This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $o (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to "this series" mean the series designated on the face hereof.

         Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a "Relevant Jurisdiction"), ("Taxes"), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts ("Additional Amounts") to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of and interest on such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

         If at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Trade Date in making any payment of, or in respect of, the principal amount of, or any premium or interest on, the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 10 nor more than 60 days' notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

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         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security as herein provided.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like

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tenor, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

         This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in
Section 305 thereof on transfers and exchanges of Global Securities.

         THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.